SUPPLEMENT
(To Prospectus Supplement dated March 29, 2007
to Prospectus dated March 26, 2007)

$2,121,137,000 (Approximate)
LEHMAN XS TRUST
Mortgage Pass-Through Certificates, Series 2007-4N

Notwithstanding anything to the contrary in the attached prospectus supplement, dated March 29, 2007 (the “Prospectus Supplement”), (i) the Accrual Period for the Class 3-A2A Certificates will be the calendar month immediately preceding the month in which the related Distribution Date occurs, (ii) the Record Date for the Class 3-A2A Certificates for any Distribution Date will be the last Business Day of the month immediately preceding the month in which such Distribution Date occurs, (iii) interest will accrue on the Class 3-A2A Certificates on the basis of a 360-day year consisting of twelve 30-day months and (iv) 1-Year MTA with respect to the first Accrual Period will be 4.983% per annum and the initial Interest Rate, as of the Closing Date, for the Class 3-A2A Certificates will be 5.733%.

In the table on page S-1, (i) “5.764%” under the “Initial Interest Rate” column shall be changed to “5.733%” for the Class 3-A2A Certificates.

In the table on page S-3, (i) “DD” under the “Record Date” column shall be changed to “CM” for the Class 3-A2A Certificates only, (ii) “0 day” under the “Delay/Accrual Period” column shall be changed to “24 day” for the Class 3-A2A Certificates only, (iii) footnote (1) shall include the following definition: “CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.” and (iv) footnote (2) shall include the following definition: “24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.”

In the first sentence of “Description of the Certificates—Distributions of Interest—Calculation of Interest” on page S-54, the parenthetical that reads “(other than the Class 1-AX, Class 2-AX and Class 3-AX Certificates)” shall be changed to read “(other than the Class 3-A2A, Class 1-AX, Class 2-AX and Class 3-AX Certificates)” and the immediately following sentence, which reads “Interest will accrue on the Class 1-AX, Class 2-AX and Class 3-AX Certificates on the basis of a 360-day year consisting of twelve 30-day months.” shall be changed to read “Interest will accrue on the Class 3-A2A, Class 1-AX, Class 2-AX and Class 3-AX Certificates on the basis of a 360-day year consisting of twelve 30-day months.”

The second paragraph of “Description of the Certificates—Determination of 1-Year MTA” on page S-57, which reads “1-Year MTA with respect to the first Accrual Period will be 5.014% per annum.” shall be changed to read “1-Year MTA with respect to the first Accrual Period will be 4.983% per annum.”

In the definition of “Accrual Period” on page S-142 (i) the following proviso shall be included immediately prior to the “.” at the end of the first sentence of such definition: “; provided, however, that the Accrual Period for the Class 3-A2A Certificates for each Distribution Date will be the calendar month immediately preceding the month in which the related Distribution Date occurs”, (ii) the parenthetical in the second sentence of such definition that reads “(other than the Class 1-AX, Class 2-AX and Class 3-AX Certificates)” shall read “(other than the Class 3-A2A, Class 1-AX, Class 2-AX and Class 3-AX Certificates)” and (iii) the final phrase of such definition, which reads “all calculations of interest on the Class 1-AX, Class 2-AX and Class 3-AX Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.” shall read “all calculations of interest on the Class 3-A2A, Class 1-AX, Class 2-AX and Class 3-AX Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.”

The definition of “Pool 3 Net Funds Cap” on page S-167 shall be changed to include the following proviso immediately prior to the “.” at the end of such definition: “; provided, however, that with respect to the Class 3-A2A Certificates, clause (b) will equal 1”.

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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The date of this Supplement is April 3, 2007.